Exhibit 3.2

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

The undersigned, an authorized natural person, for the purposes of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, title 6 of the Delaware Code and the acts amendatory thereof and supplementary thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby by certifies that:

FIRST:                                The name of the limited liability company (the “Company”) is
Redwood Mortgage Investors IX, LLC.

SECOND:                      The address of the Company’s registered office in the State of Delaware is
3500 South DuPont Highway, Dover, Delaware 19901. The name of its Registered agent at such address is Incorporating Services, Ltd.

THIRD:	The formation of the Company shall be effective upon the filing of this Certificate of Formation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 8th day of October, 2008.

By:
/s/  Stephen Schrader

Name: Stephen Schrader

Title: Authorized Person